International Shipholding Corporation Announces
Redemption of its 6% Convertible Exchangeable Preferred Stock

MOBILE, AL, December 27, 2007 – International Shipholding Corporation  (NYSE: ISH) announced today that it has called for redemption on February 1, 2008 all 800,000 shares of its outstanding 6% Convertible Exchangeable Preferred Stock (CUSIP No. 460321300) at a redemption price of $51.00 per share of Preferred Stock plus any accrued and unpaid dividends up to, but excluding, the redemption date.

As an alternative to redemption, at the option of the holder, each share of  Preferred Stock is convertible until 5:00 p.m. (Eastern Standard Time) on January 31, 2008, into 2.5 shares of the Company’s common stock. In lieu of fractional share issuance, the Company will pay the holder an equivalent amount in cash.

On December 26, 2007, the last sale price of the Company’s common stock as reported on the New York Stock Exchange was $22.27 per share.

 American Stock Transfer and Trust Company, the trustee, will deliver today a notice of the specific terms of the redemption and optional conversion to all holders of record of the Preferred Stock.  Any questions may be directed to the Company at (251) 243-9082.

    International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.  Visit us at http://www.intship.com.

Contacts:

Manuel G. Estrada, Chief Financial Officer          (251) 243-9082